Consent of Independent Accountants



We hereby consent to incorporation by reference in the Registration Statements (Nos. 333-45335, 333-57337, 333-65593, 333-71887, and 333-86415) on Forms S-3
and (Nos. 333-78177,  333-80197, and 333-84625) on Forms S-8 of Softnet Systems,
Inc. of our report dated December 1, 1998 except for Note 9 regarding Senior Subordinated Convertible Notes for which the date is January 13, 1999 and Note 5, regarding the discontinuance of the document management segment for which the date is April 13, 1999, relating to the financial statements and financial statement schedule as of September 30, 1997 and 1998 and for the two years in the period ended September 30, 1998 which appear in this Form 10-K.



/PricewaterhouseCoopers LLP/

San Jose, California
December 21, 1999